     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1996.

                                                      REGISTRATION NO. 333-01187
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        AMATI COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                 94-1675494
 (State or other jurisdiction    (I.R.S. employer
     of incorporation or          identification
        organization)                number)

   3801 ZANKER ROAD, P.O. BOX 5143, SAN JOSE, CALIFORNIA 95150 (408) 433-3300
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JAMES E. STEENBERGEN
                        AMATI COMMUNICATIONS CORPORATION
          3801 ZANKER ROAD, P.O. BOX 5143, SAN JOSE, CALIFORNIA 95150
                                 (408) 433-3300
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

           with copies of all orders, notices and communications to:
                                Richard A. Peers
                              Stephen C. Ferruolo
                        Heller Ehrman White & McAuliffe
       525 University Avenue, Palo Alto, California 94301 (415) 324-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                            ------------------------

 If any of the securities being registered on this Form are to be offered on a delayed or continuous
    basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in
connection with dividend or interest reinvestment plans, check the following box. /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        AMATI COMMUNICATIONS CORPORATION

              CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-3 AND
              PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM NO.                    FORM S-3 CAPTION                                 HEADING IN PROSPECTUS
----------  --------------------------------------------------  --------------------------------------------------
Item 1.     Forepart of Registration Statement and Outside
             Front Cover Page of Prospectus...................  Outside Front Cover Page of Prospectus

Item 2.     Inside Front and Outside Back Cover Pages of
             Prospectus.......................................  Available Information

Item 3.     Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges........................  Recent Developments, Risk Factors

Item 4.     Use of Proceeds...................................  Use of Proceeds

Item 5.     Determination of Offering Price...................  Not Applicable

Item 6.     Dilution..........................................  Not Applicable

Item 7.     Selling Security Holders..........................  Selling Stockholders

Item 8.     Plan of Distribution..............................  Plan of Distribution

Item 9.     Description of Securities to be Registered........  Description of Capital Stock

Item 10.    Interests of Named Experts and Counsel............  Legal Matters; Experts

Item 11.    Material Changes..................................  Recent Developments

Item 12.    Incorporation of Certain Information by
             Reference........................................  Documents Incorporated by Reference

Item 13.    Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities...  Information Not Required in the Prospectus

PROSPECTUS

                    3,544,954 SHARES ALL OF WHICH ARE BEING
                        SOLD BY THE SELLING STOCKHOLDERS

                        AMATI COMMUNICATIONS CORPORATION

    All of the 3,544,954 shares (the "Shares") of Common Stock, $.20 par value, (the "Common Stock") of Amati Communications Corporation (the "Company") offered by this prospectus (the "Prospectus") are being sold by the holders of the Shares (each individually, a "Holder" and collectively, the "Selling Stockholders") named in this Prospectus. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

    The Company has not made any underwriting arrangements with respect to the Shares. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AMTX". On February 29, 1996, the closing price for the Common Stock, as reported on the Nasdaq National Market, was $6.75.

    Shares covered by this Prospectus may be offered for sale from time to time by the Selling Stockholders at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. Each Holder has entered into an agreement with the Company that restricts the right of such Holder to offer or sell the Shares (each an "Affiliate's Agreement" and collectively the "Affiliate's Agreements"). In addition, pursuant to a registration rights agreement between the Selling Stockholders and the Company (the "Registration Rights Agreement"), the Selling Stockholders have agreed to offer or sell the Shares only during the period commencing three days after the date of a press release announcing the Company's quarterly earnings and generally ending 45 days after such date and any other periods the Company allows trading by its officers and directors ("Window Periods"). Pursuant to the Registration Rights Agreement, the Company has the right at any time not to open a Window Period or, during an open Window Period, to suspend offers and sales of Shares. See "Plan of Distribution."

    This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of securities covered hereby. The Selling Stockholders and the brokers and dealers through whom such sales are effected may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders will pay all commissions, transfer taxes, and other expenses associated with the sales of securities by them. Pursuant to the Registration Rights Agreement, the Company has paid the expenses of the preparation of this Prospectus and the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.
                            ------------------------

            SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                             (SEE "RISK FACTORS.")
                             ---------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is March 8, 1996

    No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, and any such other information, projections, or representations, if given or made, must not be relied upon as having been so authorized. The delivery of this Prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such Registration Statement, reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Chicago, Illinois 60661, and at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

                      DOCUMENTS INCORPORATED BY REFERENCE

    There are hereby incorporated in this Prospectus by reference the following documents filed pursuant to the 1934 Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended July 29, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 1995; (iii) the Company's Proxy Statement for the Annual Meeting of Shareholders held on December 9, 1994; (iv) the Company's Amendment No. 3 to Registration Statement on Form S-4 (33-62023) filed with the Commission on October 16, 1995, relating to the merger of the Company and the former Amati Communications Corporation;
(v) the Company's Current Report on Form 8-K for November 28, 1995, as amended; and (vi) the description of the Company's securities contained in its form 8-A Registration Statements filed pursuant to Section 12 of the 1934 Act.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to: Amati Communications Corporation, 3801 Zanker Road, P.O. Box 5143, San Jose, California 95150, Attention: Investor Relations, Telephone (408) 433-3300.

                              RECENT DEVELOPMENTS

    On November 28, 1995 the Company, formerly ICOT Corporation, and the former Amati Communications Corporation ("Old Amati"), a privately held Mountain View, California based company, completed the merger (the "Merger") by which Old Amati became a wholly-owned subsidiary of the Company. In connection with the Merger, the Company's name was changed from "ICOT Corporation" to "Amati Communications Corporation" and on November 29, 1995 the trading symbol for the Company's stock on the Nasdaq National Market was changed to "AMTX". The Company's principal business prior to the Merger was to develop, manufacture, market and service network connectivity products for sales to end-users and original equipment manufacturers; the business of Old Amati acquired in the Merger is the development of advanced transmission systems utilizing Discrete Multi-tone ("DMT") technology to provide high speed transmission over copper and cable media. In 1993, Old Amati's DMT technology was selected as the American National Standards Institute ("ANSI") standard for Asymmetric Digital Subscriber Line ("ADSL") transmission and, as a result, is recognized as the United States standard for ADSL. Under the terms of the Merger Agreement, the shareholders, warrant holders and option holders of Old Amati acquired approximately 35% (6,788,924) of the fully diluted shares of the Company. The Company is not expected to operate profitably in the foreseeable future.

                                  RISK FACTORS

    The information about the Company included or incorporated by reference herein contains forward looking statements that involve risks and uncertainties, including the risks detailed below. The Shares of Common Stock offered hereby by the Selling Stockholders involve a high degree of risk and prospective purchasers should carefully consider the following factors.

    EXPECTED FUTURE LOSSES. Due in part to the Merger, the Company is not expected to operate profitably in the foreseeable future. In the first six months of fiscal 1996, the Company reported a loss of $31,383,000, including a one-time writeoff of $31,554,000 for in process research and development resulting from the Merger. The Company expects to continue to incur losses in future years. There can be no assurance that the Company will return to profitability. Any long-term viability, profitability and growth from the Company's technology will depend upon successful commercialization of products resulting from its research and product development activities. Extensive additional research and development will be required prior to commercialization of certain products. There can be no assurance that the Company will be able to develop commercially viable products from the technology, generate significant revenues and/or achieve profitability.

    NEED FOR ADDITIONAL CAPITAL. The Company's future capital requirements depend on many factors, including sales levels, progress in research and development programs, establishment of collaborative agreements, and costs of manufacturing and commercialization activities. The Company secured a line of credit for $1,200,000 as of January 27, 1996. It is likely that the Company will seek additional funding through collaborative agreements or through public or private sales of its securities. There can be no assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, the Company could be required to curtail significantly or defer, temporarily or permanently, one or more of its research and development programs or to obtain funds through arrangements that may require the Company to relinquish certain technology or product rights.

    MARKET FOR ADSL PRODUCTS STILL UNDER DEVELOPMENT; PRINCIPAL ADSL MARKET OUTSIDE OF THE UNITED STATES. ADSL was developed to transmit digital video over copper wire. Although the current infrastructure in the local distribution networks of telephone companies is based on copper wire, there can be no assurance that telephone companies will pursue the deployment of ADSL systems to allow the transmission of digital video, data and voice or, if deployment occurs, as to the volume and timing of such deployment. Significant deployment may be prevented or delayed by a number of factors, including cost, regulatory barriers, lack of programming content, lack of consumer demand and the availability of alternative technologies. Access systems with high performance broadband capability, such as the ADSL system, would be attractive to telephone companies only to the extent that the telephone companies plan to offer video-on-demand services which utilize the full feature of a high performance local distribution network. Substantial amounts of time, effort and money will be required to develop such programming content. There can be no assurance that sufficient programming content for video-on-demand services will be developed to justify deploying digital video transmission systems, or that programming content will be both attractive to consumers and offered at prices that will create a mass market. If such products are developed, and there is demand for them, there can be no assurance that telephone companies will select ADSL over competing technologies, such as fiber-to-the-curb, hybrid fiber-coaxial ("HFC"), and wireless communications. Fiber-to-the curb, HFC and wireless systems have greater bandwidth than the ADSL products being developed by the Company. Because foreign telephone companies currently face less competition from cable companies than telephone companies face in the United States, the Company believes that its principal markets for ADSL will be outside the United States.

    PRICE COMPETITIVENESS OF ADSL PRODUCTS. The Company believes that in order to design and manufacture commercially acceptable ADSL products, cost improvements beyond those available with current technology will be necessary. The future success of the Company will depend, in part, on its ability to develop ADSL products that compete effectively on the basis of price and performance.

Current prices are significantly higher than those that the Company believes would be necessary for mass deployment of ADSL products. There can be no assurance that the Company will be successful in developing ADSL products that can be sold at prices low enough to be viable in the market.

    RAPID TECHNOLOGICAL CHANGE; COMPETITION IN THE TELECOMMUNICATION TRANSMISSION BUSINESS. Competition from existing companies, including major communications companies, is expected to increase. Most of the Company's competitors in the communications industry are more established, benefit from greater market recognition and have greater financial, technical, production and marketing resources than the Company. Some competitors are developing alternate access technologies, such as HFC, fiber-to-curb and wireless systems, that may prove technologically superior or more cost effective than the Company's technology. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with new technological developments.

    COMPETITION IN THE PC TO MAINFRAME CONNECTIVITY BUSINESS. The PC to Mainframe Connectivity market is highly competitive and is characterized by rapid advances in technology which frequently result in the introduction of new products with improved performance characteristics, thereby subjecting the Company's products to the risk of technological obsolescence. The Company's ability to compete is dependent on several factors, including reliability, product performance, quality, features, distribution channels, name awareness, customer support, product development capabilities, and the ability to meet delivery schedules. The Company competes directly or indirectly, with a broad range of companies, many of whom have significantly greater financial and other resources. In addition, the Company is only competing for a limited and declining segment of the PC-Connectivity market, which is itself declining and expected to continue to decline. The Company expects revenues from its PC-Connectivity business to continue to decline.

    COMPETITION FOR VDSL STANDARDS. The Company expects to apply its DMT technology to the development of Very High-Speed Digital Subscriber Lines ("VDSL") products for the transmission of digital video service in connection with a fiber-optic backbone to cover the distance from this platform or node to subscribers' homes over copper wire or coaxial cable. ANSI has not yet awarded the standard for VDSL technology, and the competition for the ANSI standard for VDSL is expected to be intense. AT&T, as well as other companies with greater resources than the Company, are expected to compete for these standards. There is no assurance that the Company's DMT technology will be successful in obtaining the ANSI VDSL standard.

    DEPENDENCE ON COMPLEMENTARY PRODUCTS. Widespread use of ADSL and VDSL products for digital video service will depend on the commercial availability of other products and components, including the video content, digital switches, video servers, encode/decode equipment, and set-top boxes in subscribers' homes. There can be no assurance that other suppliers will develop and market these complementary components effectively or that these components, when combined with the Company's ADSL and VDSL products, will be a cost-effective means of transmitting video-on-demand or video dialtone.

    DEPENDENCE ON LARGE CUSTOMERS AND SYSTEMS INTEGRATORS. The Company typically expects to sell its telecommunication transmission products to large telecommunications service companies which serve as integrators for the various component systems that make up a video-on-demand or multimedia system. These systems integrators in turn sell the systems to telephone companies for distribution to their subscribers. The Company is largely dependent on these systems integrators for the introduction of its products to field trials. There can be no assurance that systems integrators will select the Company's products for field trials or, if they do initially select the Company's products, that they will continue to use them. In addition, telephone companies are generally reluctant to deploy new technologies available only from a single source, especially when the supplier is as relatively small as the Company, and often require the availability of alternative sources before deploying a new technology. This reluctance may put the Company at a competitive disadvantage relative to some of its competitors. Further, acceptance of the Company's products by these customers may require the

Company to relinquish rights to its technology or products. There can be no assurance, however, that even if the Company were to relinquish such rights to its technology or products, telephone companies would deploy the Company's ADSL or VDSL products.

    CUSTOMER CONCENTRATION; RELIANCE ON SALES TO IBM. Sales to IBM for PC to Mainframe connectivity and related products accounted for approximately 83%, 62%, 65% and 70% of the Company's net sales in fiscal 1992, 1993, 1994 and 1995, respectively. The Company expects that IBM will continue to account for a significant portion of the Company's future sales of these products, although IBM is not obligated to purchase any specified amount of products or to provide the Company with binding forecasts of product purchases for any period. There can be no assurance that IBM will continue to distribute and support the Company's products. The Company's principal contract with IBM expires in December 1996. Further, IBM may terminate its agreements with the Company upon 30 days' notice without a significant penalty.

    INTERNATIONAL BUSINESS. The Company expects that sales outside of the United States will represent a significant portion of its future sales, especially of the Company's ADSL products. Operations outside of the United States are subject to various risks, including exposure to currency fluctuations, the imposition of governmental controls, the need to comply with a wide variety of foreign and United States export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, and longer payment cycles typically associated with international sales. The inability of the Company to design products to comply with foreign standards or any significant or prolonged delay in the Company's international sales could have a material adverse effect on the Company's future business and results of operations.

    REGULATORY MATTERS. Telephone companies, which constitute the initial primary market for the Company's telecommunication transmission products, and cable television companies, which may become a future market for such products, are subject to extensive regulation by both the federal and state governments in the United States and by foreign governments. Many of these regulations have the effect of limiting the economic incentive of telephone companies to deploy new technologies. Restrictions on telephone companies and cable television companies may materially and adversely affect demand for the products of the Company. Legislation recently passed by Congress that will significantly alter the regulations on telephone companies and cable companies in the United States, and there can be no assurance that such legislation will not adversely affect the commercialization of the Company's products. In addition, both in the United States and abroad, rates for telecommunications services are governed by tariffs or licensed carriers that are subject to regulatory approval. These tariffs also could have a material adverse affect on the demand for the Company's products.

    DEPENDENCE ON SUPPLIERS AND THIRD-PARTY MANUFACTURERS. Certain key components in the Company's products, such as integrated circuits, are currently available only from single sources. The Company does not have any long-term supply contracts with its sole source vendors and purchases these components on a purchase order basis. In addition, certain components and subassemblies for the Company's products have long lead times. While the Company seeks to accurately forecast its requirements, inaccuracies in its forecast could result in shortages or oversupplies of these components. The inability to obtain sufficient quantities of sole source components or subassemblies as required, or to develop alternative sources as required in the future, or inaccuracies in forecasts for long lead time components or subassemblies could result in delays or reductions in product shipments or product redesigns which would materially and adversely affect the Company's business, operating results and financial condition. In addition, increases in the prices of components for which the Company does not have alternate sources could materially and adversely affect the Company's operating results.

    The Company intends to outsource its manufacturing operations to independent third party manufacturers. There are risks associated with the use of independent manufacturers, including unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. There can be no assurance that the Company's third party manufacturers will provide adequate supplies of quality products on a timely basis. The inability to obtain such products on a timely basis would have a material adverse effect on the Company's business, operating results and financial condition.

    PATENTS AND TRADE SECRETS. There can be no assurance that any patents owned or controlled by the Company will provide commercially significant protection of the Company's technology or ensure that the Company may not be determined to infringe valid patents of others. The Company's patents have not been tested in court, and the validity and scope of the Company's proprietary rights could be challenged. The Company has also received foreign patents, but since the patent laws of foreign countries differ from those of the United States, the degree of protection afforded by any foreign patents may be different from that available under U.S. patent laws.

    The Company also relies on trade secrets and proprietary know-how which it seeks to protect by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be discovered by competitors.

    THE COMPANY'S RSI LAWSUIT. The Company is a defendant in a suit brought in November 1993 alleging repetitive stress injuries ("RSI") resulting from the use of the Company's products claiming $1 million in compensatory and $10 million in punitive damages. While the Company believes that the claim is without merit and has tendered defense of the suit to its insurance carriers, there can be no assurance that the suit will not have a material adverse effect on the financial position or results of operations of the Company.

    POSSIBLE VOLATILITY OF STOCK PRICE; SHARES ELIGIBLE FOR FUTURE SALE. The market price of the Company's Common Stock has been and may continue to be highly volatile. As a result of the Merger, the Company has issued a total of 5,197,638 additional shares of Common Stock to shareholders of Old Amati and holders who exercised their Old Amati warrants effective as of the Merger. 1,050,000 of these shares will be held in escrow until November 28, 1996 to indemnify the Company against damages and expenses arising from a breach of the representations, warranties and covenants of Old Amati contained in the agreements relating to the Merger. Pursuant to the Affiliate's Agreements, each Holder (other than Dr. Cioffi) has agreed not to dispose of more than 25% of such Holder's Common Stock before November 28, 1996 without the written permission of the Company. Dr. Cioffi's Affiliate's Agreement provides that he shall not, without the written permission of the Company, dispose of more than 25% of the common stock equivalents held by him (including Common Stock issuable upon exercise of his outstanding stock options) before November 28, 1996, nor more than 50% of such common stock equivalents before November 28, 1997. In addition, sales of shares by certain Selling Stockholders are subject to the volume limitation of Rule 144. See "Plan of Distribution." Except for the foregoing, the shares of Common Stock issued as a result of the Merger are freely tradeable. Sales of Shares by the Selling Stockholders and sales of other Common Stock by other shareholders of Old Amati, other current stockholders, many of whom acquired their shares at prices significantly lower than the current market price, and by option holders and warrant holders who exercise Company stock options or warrants could have a depressive effect on the market price of the Company's Common Stock. Additionally, future events, many of which will be beyond the control of the Company, as well as expected quarterly fluctuations in revenues and financial results, may have a significant impact on the market price of the Company's Common Stock.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholders as of February 29, 1996, including the number of shares underlying stock options that are exercisable within 60 days of such date, and as adjusted to reflect the sale by Selling Stockholders of Shares offered by them by this Prospectus.

                                                            COMMON STOCK                               COMMON STOCK
                                                         BENEFICIALLY OWNED                         BENEFICIALLY OWNED
                                                       PRIOR TO OFFERING (1)                          AFTER OFFERING
                                                    ----------------------------   COMMON STOCK   ----------------------
                                                        NUMBER         PERCENT      TO BE SOLD     NUMBER      PERCENT
                                                    ---------------  -----------  --------------  ---------  -----------
John M. Cioffi (2)................................     1,636,110(4)       9.21%        934,920      701,190       3.59%
James F. Gibbons (3)..............................       333,119(5)       1.94         239,627       93,492          *
Kim Maxwell.......................................       765,465          4.48         765,465            0          0
Nepenthe Group Profit Sharing Plan (FOB) Gerald A.
 Marxman..........................................       179,037          1.05         179,037            0          0
Nepenthe Group Profit Sharing Plan (FOB) Frank J.
 Kocsis...........................................        71,871             *          71,871            0          0
Nepenthe Group Profit Money Purchase Plan (FOB)
 Frank J. Kocsis..................................        59,951             *          59,951            0          0
James F. Ottinger.................................       373,968          2.10         373,968            0          0
Stanford University...............................       584,325          3.42         584,325            0          0
University Ventures II............................       408,562(6)       2.38         335,790       72,772          *

------------------------
*   Less than 1%

(1) Applicable percentage of ownership is based on 17,064,692 shares of Common Stock outstanding as of February 20, 1996.

(2) Dr. Cioffi was the founder of Old Amati and served as Vice President of Engineering, Chief Technical Officer and a director of Old Amati since 1991. Dr. Cioffi has been a director and the Vice President of Engineering and Chief Technical Officer of the Company since the Merger.

(3) Dr. Gibbons served as the Chairman of the Board of Directors of Old Amati since 1992. He has been a director of the Company since the Merger and Chairman of the Board of Directors since December, 1995. Dr. Gibbons serves as a member of the Compensation Committee.

(4) Includes 701,190 shares issuable upon exercise of outstanding options.

(5) Includes 93,492 shares issuable upon exercise of outstanding options.

(6) Includes 72,772 shares issuable upon exercise of an outstanding warrant.

                              PLAN OF DISTRIBUTION

    All or a portion of the Shares of Common Stock offered hereby by the Selling Stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market at prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices and/or may also be used to cover any short positions previously established. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

    The Selling Stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus.

    The Selling Stockholders' rights to offer or sell the Shares are restricted by the Affiliate's Agreements and the Registration Rights Agreement. In addition, sales of shares by Drs. Gibbons and Cioffi are subject to the volume limitations and manner-of-sale requirements of Rule 144.

    The Affiliate's Agreements provide that each Holder (other than Dr. Cioffi) shall not, without the written permission of the Company, sell or otherwise dispose of more than 25% of such Common Stock before November 28, 1996. Dr. Cioffi's Affiliate's Agreement provides that he shall not, without the written permission of the Company, sell or otherwise dispose of more than 25% of the common stock equivalents held by him (including Common Stock issuable upon exercise of his outstanding stock options) before November 28, 1996, nor more than 50% of such common stock equivalents before November 28, 1997.

    Pursuant to the Registration Rights Agreement, the Selling Stockholders have agreed that, throughout the period of the Registration Statement, of which this Prospectus forms a part, Selling Stockholders shall only offer or sell Shares during open Window Periods and in accordance with the trading clearance procedure set forth in the Registration Rights Agreement. The trading clearance procedure requires that, during any Window Period, a Selling Stockholder proposing to offer or sell pursuant to the Registration Statement, of which this Prospectus forms a part, must send a clearance form to the Company at least two
(2) business days prior to the date the Selling Stockholder proposes to sell Shares, requesting that the Company clear the trade. The Company shall reply to such Selling Stockholder within two (2) business days following receipt of the clearance form, and in the reply shall either confirm that the Window Period remains open and that the sale can be made, or notify the Selling Stockholder that trading is suspended (and indicating, if practicable, the expected date when such suspension shall end). If the reply confirms an open Window Period, the Selling Stockholder is permitted to offer and sell Shares during the Window Period, unless the Company informs the Selling Stockholder that the Window Period has been closed. Clearance must be obtained each time a Selling Shareholder intends to offer or sell Shares.

    The Company has the right at any time not to open a Window Period or, during an open Window Period, to suspend offers and sales of Shares whenever, and for so long as, in the reasonable judgment of the Company there is or may be in existence material undisclosed information or events with respect to the Company.

                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, the authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, $.20 par value ("Common Stock"), and 5,000 shares of Preferred Stock, $100 par value ("Preferred Stock").

COMMON STOCK

    As of February 29, 1996, there were 17,064,692 shares of Common Stock outstanding held of record by approximately 1,704 stockholders. The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. This could have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock.

                                 LEGAL MATTERS

    The legality of the issuance of the securities being offered hereby is being passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

    The audited financial statements and schedules of the Company at July 31, 1993, July 30, 1994 and July 29, 1995 and for each of the three years in the period ended July 29, 1995 incorporated by reference herein and in the related Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts.

    The financial statements of Old Amati at December 31, 1993 and 1994 and for the three years ended in the period ended December 31, 1994 incorporated by reference herein and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee...............  $   6,724
Accounting Fees...................................................      1,000
Printing Costs, Legal Fees and Disbursements......................     20,000
Miscellaneous.....................................................        276
                                                                    ---------
    TOTAL:........................................................  $  28,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation of the Company provides that a director of the Company, to the full extent permitted by the Delaware General Corporation Law, shall not be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director.

    Article IX of the Company's Bylaws provides for the indemnification of officers, directors, employees and agents of the Company. The Bylaws provide that the Company shall indemnify its directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the corporation and had no reasonable cause to believe the conduct was unlawful. In relation to a proceeding by or in the right of the Company, a director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Delaware Court of Chancery shall determine that such person is fairly and reasonably entitled to indemnity. The Bylaws also provide that expenses incurred by a director, officer, employee or agent may be advanced by the Company upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorized in the Bylaws.

ITEM 16.  EXHIBITS.

  EXHIBIT                                        DESCRIPTION
-----------  -----------------------------------------------------------------------------------
       5     Opinion of Heller Ehrman White & McAuliffe
      10.1   Registration Rights Agreement dated February 15, 1996*
      10.2   Form of Affiliate's Agreement*
      10.3   Affiliate's Agreement of Dr. John M. Cioffi dated November 20, 1995*
      23.1   Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)
      23.2   Consent of Arthur Andersen LLP*
      23.3   Consent of Ernst & Young LLP*
      24     Power of Attorney (See Page II-4)

------------------------
*Previously filed.

ITEM 17.  UNDERTAKINGS.

    A. The undersigned Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)
               To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)
               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)
               To include any material information with respect to the plan of distribution not previously disclosed in the Registration
       Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on the 7th day of March, 1996.

                                          AMATI COMMUNICATIONS CORPORATION

                                          By: _________________*________________
                                                    James E. Steenbergen
                                                 DIRECTOR, PRESIDENT, CHIEF
                                                        EXECUTIVE
                                             OFFICER AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Steenbergen or Terry Medel, or either of them, with the power of substitution, her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                             *            Director, President, Chief
---------------------------------------    Executive Officer and Chief        March 7, 1996
          James E. Steenbergen             Financial Officer
                  /s/ TERRY MEDEL         Chief Accounting Officer
---------------------------------------    (Principal Accounting Officer)     March 7, 1996
              Terry Medel

                             *
---------------------------------------   Director                            March 7, 1996
             John M. Cioffi

                             *
---------------------------------------   Director                            March 7, 1996
            James F. Gibbons

                             *
---------------------------------------   Director                            March 7, 1996
              Aamer Latif

                             *
---------------------------------------   Director                            March 7, 1996
            Donald L. Lucas

            /s/ TERRY MEDEL
---------------------------------------                                       March 7, 1996
              *Terry Medel
           (Attorney-in-fact)

                        AMATI COMMUNICATIONS CORPORATION

                                 EXHIBIT INDEX

                                                                                                    SEQUENTIALLY NUMBERED
  EXHIBIT                                         DESCRIPTION                                               PAGES
-----------  -------------------------------------------------------------------------------------  ---------------------
       5     Opinion of Heller Ehrman White & McAuliffe...........................................
      10.1   Registration Rights Agreement dated February 15, 1996*...............................
      10.2   Form of Affiliate's Agreement*.......................................................
      10.3   Affiliate's Agreement of Dr. John M. Cioffi dated November 20, 1995*.................
      23.1   Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)...................
      23.2   Consent of Arthur Andersen LLP*......................................................
      23.3   Consent of Ernst & Young LLP*........................................................
      24     Power of Attorney (See Page II-4)....................................................

------------------------
*Previously filed.